Exhibit 99.1
PRESS RELEASE
For Immediate Release

FARO® Appoints Michael D. Burger as President and Chief Executive Officer

Lake Mary, FL, April 9, 2019 - FARO® (NASDAQ:FARO), the world’s most trusted source for 3D measurement and imaging solutions for 3D manufacturing, construction BIM, 3D design, public safety forensics, and photonics applications, today announced that Michael D. Burger has been appointed President and Chief Executive Officer of the Company, effective June 17, 2019. Mr. Burger succeeds Dr. Simon Raab, who previously announced his intent to retire as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors upon the appointment of his successor. Dr. Raab will retire from his positions with the Company on June 16, 2019.

Mr. Burger brings to FARO over 20 years of experience as a global executive in the industrial technology sector. Mr. Burger most recently served as President and Chief Executive Officer and as a member of the board of directors of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from October 2016 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Burger was President and Chief Executive Officer and a member of the board of directors of Cascade Microtech, Inc., a manufacturer of advanced wafer probing, thermal and reliability solutions for the electrical measurement and testing of high performance semiconductor devices. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program. Throughout his career, Mr. Burger has driven significant growth for the businesses he has led with scaling growth strategies, while preserving core values that are critical to the long-term sustainability of a business.

“Michael is a dynamic leader with significant experience in areas important to FARO’s future, including strategic growth initiatives, technical R&D leadership and diverse sales and distribution channels,” stated John Donofrio, Chairman of FARO’s Board of Directors. “Michael is a seasoned executive with extensive experience successfully transforming industrial technology companies. His proven strategic, financial and operational capabilities, combined with his strong commitment to growth, will position FARO for long-term success. The Board looks forward to working closely with Michael as we enter an exciting new chapter for FARO.”

Mr. Burger added, “I am honored and excited to lead FARO, which has an established reputation for technology innovation and compelling opportunities for strategic growth. Over the past few years, FARO has transformed into a vertically-aligned sales organization driven by accelerated product introductions. Our next chapter will leverage our entrepreneurial background and commitment to seeking new pathways for market disruption as we search for ways to drive growth and strategic differentiation in our vertical markets.”

Regarding Dr. Raab’s retirement, Mr. Donofrio stated, “We are deeply grateful for Simon’s leadership of the Board and FARO over many decades of valued service and the many accomplishments during his long career at the company he co-founded. He is a visionary leader who led FARO to new heights and leaves the Company with an impressive legacy, a healthy balance sheet, and a strong foundation for future growth.”

About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	3D Manufacturing - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire events, plan security activities and provide virtual reality training for public safety personnel

•	3D Design - Capture and edit 3D shapes of products, people and/or environments for design purposes in product development, computer graphics and dental and medical applications

•	Photonics - Develop and market galvanometer-based laser measurement products and solutions

FARO’s global headquarters is located in Lake Mary, Florida.   The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about the Company’s long-term success, future growth and strategic differentiation in its vertical markets. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s ability to successfully complete this Chief Executive Officer transition or the loss of other key personnel;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
More information is available at http://www.faro.com